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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                  * * * * * * * * * * * * * * * * * * * * * * *


         HARKEN OIL & GAS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Harken Oil & Gas, Incorporated a resolution was duly adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

         RESOLVED, that the Certificate of Incorporation of the Company be, and the same hereby is, amended as follows, subject to approval by stockholders of this Company at the next Annual General Meeting of
         Stockholders:

             A. The last paragraph of Article Nine providing for the sale, lease or exchange of all, or substantially all, of the property and assets of the corporation by the Board of Directors with the consent and approval of holders of a majority of the outstanding capital stock of the corporation, is hereby deleted in its entirety.

             B. Article Thirteen is hereby deleted in its entirety and the following Article Thirteen is substituted in lieu thereof:

                                "ARTICLE THIRTEEN

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                           The corporation reserves the right to amend,
                      alter or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute except that on any proposal to merge the corporation with or into any other corporation, to sell or exchange all or substantially all of its assets and properties, to effect the dissolution of the corporation or to amend, alter, change or repeal the Certificate of Incorporation of the corporation shall require the approval of the holders of two-thirds of each outstanding class of capital stock of the corporation entitled to vote at meetings of stockholders; and all rights conferred upon stockholders herein are granted subject to this reservation.

                           By-laws of the corporation may be adopted, amended or
                      repealed by the affirmative vote of a majority of the total number of directors (fixed by such by-laws as in effect immediately prior to such vote) or by the affirmative vote of the holders of two-thirds (2/3) of the voting power of the corporation's stock outstanding and entitled to vote thereon. Such by-laws may contain any provision for the regulation and management of the affairs of the corporation and the rights or powers of its stockholders, directors, officers or employees not inconsistent with the laws of the State of Delaware."

                  C.  Article Fourteen is hereby amended as follows:

                      (1) The first full paragraph of Article Fourteen is hereby deleted in its entirety and the following paragraph is substituted in lieu thereof:

                                       "ARTICLE FOURTEEN

                           The number of directors of the corporation
                      shall be fixed by the by-laws of the corporation. Such directors shall be classified with respect only to the date for which they shall severally hold office by dividing the number of directors into three classes to be known as Class A, B and C. At the annual meeting of stockholders in 1981 the directors to be elected shall be divided into Class A, B and C directors. Class A directors shall hold office for one year or until the next annual meeting; Class B directors shall hold office for two years or until the second annual election subsequent to the election in 1981; and Class C directors shall hold office for three years or until the third annual election subsequent to the stockholders' meeting in 1981. At each annual election thereafter the successors to the class of directors whose term shall expire in that year shall be elected to hold office for the term of three years;

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                    provided, however, that the term of such of the directors of each class shall continue until the election and qualification of their successors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

                    (2) A new and additional paragraph is added at the end of
                        Article Fourteen, reading as follows:

                           "Subject to the rights of the holders of any series
                        of preferred stock then outstanding, (a) any director or the entire Board of Directors may be removed at any time,but only for cause; and (b) the affirmative vote of the holders of two-thirds of the voting power of all of the stock of the corporation entitled to vote in the election of directors shall be required to remove a director from office."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual General Meeting of Stockholders of said corporation was duly called and held on June 9, 1981, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware on June 9, 1981.

         IN WITNESS WHEREOF, said Harken Oil & Gas, Incorporated has caused this certificate to be signed by Robert G. Herndon, its Executive Vice President, and attested by James Robert Christopher, Assistant Secretary, this 17/th/ day of July, 1981.

                                       HARKEN OIL & GAS, INCORPORATED

                                       By       /s/ Robert G. Herndon
                                          ---------------------------
                                                Robert G. Herndon,
                                                Executive Vice President
ATTEST:
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By       /s/ James Robert Christopher
    ---------------------------------
        James Robert Christopher,
        Assistant Secretary

[Corporate Seal]
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